EXHIBIT 21.1 PRIMARY SUBSIDIARIES OF CNA FINANCIAL CORPORATION

COMPANY	PLACE OF INCORPORATION
American Casualty Company of Reading, Pennsylvania	Pennsylvania
Boston Old Colony Insurance Company	Massachusetts
CNA Casualty of California	California
CNA Group Life Assurance Company	Illinois
CNA Lloyd’s of Texas	Texas
CNA Reinsurance Company, Ltd.	United Kingdom
CNA Surety Corporation	Delaware
Columbia Casualty Company	Illinois
Commercial Insurance Company of Newark, New Jersey	New Jersey
Continental Assurance Company	Illinois
Continental Casualty Company	Illinois
Continental Reinsurance Corporation	California
Firemen’s Insurance Company of Newark, New Jersey	New Jersey
First Insurance Company of Hawaii, Ltd.	Hawaii
Kansas City Fire & Marine Insurance Company	Missouri
National Fire Insurance Company of Hartford	Connecticut
National-Ben Franklin Insurance Company of Illinois	Illinois
Niagara Fire Insurance Company	Delaware
Pacific Insurance Company	California
RSKCo Services, Inc.	Illinois
The Buckeye Union Insurance Company	Ohio
The Continental Insurance Company	New Hampshire
The Continental Insurance Company of New Jersey	New Jersey
The Continental Corporation	New York
The Fidelity & Casualty Company of New York	New Hampshire
The Glens Falls Insurance Company	Delaware
The Mayflower Insurance Company, Ltd.	Indiana
Transcontinental Insurance Company	New York
Transportation Insurance Company	Illinois
Valley Forge Insurance Company	Pennsylvania
Valley Forge Life Insurance Company	Pennsylvania
All other subsidiaries, when aggregated, are not considered significant.

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